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EXHIBIT 23.1  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statement on Form SB-2/A for ConectiSys Corporation of our report dated December 19, 2000, relating to the audited consolidated financial statements of ConectiSys Corporation, as of September 30, 2000. We also consent to the reference to us under the caption "Interest of Named Experts and Counsel".

HURLEY & COMPANY
By: /s/ Michael Hurley
Granada Hills, California
October 17, 2001